To:	Directors and Executive Officers of The Goodyear Tire & Rubber Company

From:	Tom Harvie

Date:	June 24, 2005

Re: Important Notice of Special Trading Restrictions During 401(k) Blackout Period

Please be advised that you will be subject to special trading restrictions beginning at the close of the market on Friday, July 22, 2005, and ending during the week of August 7, 2005. During this period (the “401(k) blackout period”), a blackout will be imposed affecting participants in The Goodyear Tire & Rubber Company Employee Savings Plan for Salaried Employees, The Goodyear Tire & Rubber Company Employee Savings Plan for Bargaining Unit Employees, and the Goodyear Dunlop Tires North America, Ltd. Savings Plan for Bargaining Unit employees (collectively, the “401(k) Plans”). The 401(k) blackout period is being imposed in connection with the transition of the recordkeeping services for the 401(k) Plans from Hewitt Associates LLC to J. P. Morgan Retirement Plan Services LLC.

During the 401(k) blackout period, 401(k) Plan participants will be unable to transfer their account balances into or out of the Goodyear Stock Fund, change their future contributions directed to the Goodyear Stock Fund, or request new loans or distributions from the Goodyear Stock Fund. As a result, in general, you may not purchase, sell or otherwise acquire or dispose of any shares of Goodyear common stock during the 401(k) blackout period, as specified under SEC Regulation BTR adopted pursuant to Section 306(a) of the Sarbanes-Oxley Act.

If you have any questions concerning this notice or the 401(k) blackout period, please contact Michael Peterson, Attorney, in writing at The Goodyear Tire & Rubber Company, 1144 East Market Street, Akron, Ohio, 44316-0001, by telephone at (330) 796-4141, or by email at mike_peterson@goodyear.com. During the 401(k) blackout period, you may obtain, without charge, information as to whether the blackout period has begun or ended by contacting Mr. Peterson.